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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Ormat Technologies, Inc.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   686688-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 10, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

--------------------------------------------------------------------------------
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 (the "Act") or otherwise subject to the liabilities of that section of the
Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                                Page 1 of 6 Pages

                                   SCHEDULE 13G
------------------------                                 -----------------------
CUSIP NO. 686688102                                            PAGE 2 OF 6 PAGES
------------------------                                 -----------------------

--------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          ORMAT INDUSTRIES, LTD.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]

                                                                       (b)  [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY
--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          ISRAEL

--------------------------------------------------------------------------------
    NUMBER OF         5     SOLE VOTING POWER
                            24,374,996
      SHARES
                    ------------------------------------------------------------
   BENEFICIALLY       6     SHARED VOTING POWER
                            0
     OWNED BY
                    ------------------------------------------------------------
       EACH           7     SOLE DISPOSITIVE POWER
                            24,374,996
    REPORTING
                    ------------------------------------------------------------
      PERSON          8     SHARED DISPOSITIVE POWER
                            0
       WITH
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          24,374,996

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          77.23%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          CO

--------------------------------------------------------------------------------

CUSIP NO. 686688102               SCHEDULE 13G                 Page 3 of 6 Pages

Item 1(a).        Name of Issuer

                  Ormat Technologies, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  980 Greg Street
                  Sparks, Nevada  89431

Item 2(a).        Name of Person Filing:

                  Ormat Industries, Ltd. (the "Reporting Person")

Item 2(b).        Address of Principal Business Office or if None, Residence:

                  Industrial Area
                  P.O. Box 68
                  Yavneh 81100
                  Israel

Item 2(c).        Citizenship:

                  Israel

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.001 (the "Common Stock")

Item 2(e).        CUSIP Number:

                  686688102

Item 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b)
                  OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

CUSIP NO. 686688102               SCHEDULE 13G                 Page 4 of 6 Pages

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act;

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                          Investment Company Act;

Item 4.      Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) The response of the Reporting Person to Row (9) of the cover page of this statement on Schedule 13G is incorporated herein by reference.

         (b) The response of the Reporting Person to Row (11) of the cover page of this statement on Schedule 13G is incorporated herein by reference.

         (c) The responses of the Reporting Person to Rows (5) through (8) of the cover page of this statement on Schedule 13G are incorporated herein by reference.

Item 5.      Ownership of Five Percent or Less of a Class

             Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

             Not Applicable

Item 7.      Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company

             Not Applicable

CUSIP NO. 686688102               SCHEDULE 13G                 Page 5 of 6 Pages

Item 8.      Identification and Classification of Members of the Group

             Not Applicable

Item 9.      Notice of Dissolution of Group

             Not Applicable

Item 10.     Certification

             Not Applicable

CUSIP NO. 686688102               SCHEDULE 13G                 Page 6 of 6 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2005                   Ormat Industries, Ltd.

                                      By: /s/ Yehudit Bronicki
                                         ------------------------
                                          Yehudit Bronicki
                                          On behalf of Ormat Industries, Ltd. as
                                          President